CONSULTANT AGREEMENT

THIS AGREEMENT is made and entered into as of the 30 day of January, 2017 and effective as of the 31 day of January (herein “Effective Date”), by and between ReWalk Robotics, Inc. (herein “ReWalk”), a Massachusetts corporation having its principal place of business in Marlborough, Massachusetts, and John Hamilton or LLC (herein “Consultant”) of Foxboro, Massachusetts.

WHEREAS, ReWalk desires to engage Consultant to perform various consulting services for ReWalk, and Consultant desires to be engaged by ReWalk in such capacity, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants and undertakings herein, each party agrees as follows:

1.     Engagement. ReWalk hereby engages Consultant, and Consultant hereby accepts such engagement by ReWalk upon the terms and conditions herein provided. Consultant agrees that, during the term of this Agreement, he will use his best efforts to perform his services under this Agreement that are noted in Appendix A.

Consultant agrees that the time he spends providing services for ReWalk will not exceed 120 hours per month unless he receives written permission from ReWalk’s CEO authorizing Consultant to exceed those hours.

2.    Term. This Agreement shall commence on the Effective Date and continue until December 31, 2017, unless sooner terminated pursuant to the provisions of Section 3 below. This Agreement may be extended on mutually agreeable terms.
3.    Termination of Agreement. This Agreement may be terminated by ReWalk for any reason upon ninety (90) days’ written notice to Consultant. No other compensation, except that which is due and payable to Consultant at the time of such termination, shall be paid to Consultant after such termination.

4.    Stock Options. Consultant understands and acknowledges that, pursuant to the terms of ReWalk’s applicable stock option plan and policies, his right to exercise his ReWalk stock options shall terminate when he is no longer providing services to ReWalk under this Agreement.

5.    Fees, Expenses and Incentive Payments. As noted in Appendix B

Consultant understands that ReWalk will report all fees paid to Consultant under this Agreement to federal and state taxing authorities on Form 1099 issued to Consultant. Consultant agrees to pay all taxes which may be due as the result of such payments, and Consultant assumes all responsibility for, and shall indemnify and hold ReWalk harmless against, any and all taxes, penalties or other amounts owed arising from such payment and the treatment of such payments as set forth above.

6.    Confidentiality. Consultant is aware that ReWalk develops and utilizes, and that he will have, or has had and will continue to have, access to valuable technical and nontechnical trade secrets and confidential information including, but not limited to, knowledge, information and materials about ReWalk’ trade secrets, mailing lists, methods of operation, advertiser lists, advertisers, customer lists, customers, products, services, know-how, business plans and confidential information about financial, marketing, pricing, compensation and other proprietary matters relating to ReWalk (“Confidential Information”), all of which constitutes a valuable part of the assets of ReWalk which ReWalk seeks to protect.

Accordingly, Consultant shall not at any time reveal, disclose or make known to any person (other than as may be required by law or in the performance of his duties hereunder), or use for his own or another’s account or benefit, any such Confidential Information, whether or not developed, devised or otherwise created in whole or in part by the efforts of Consultant. Upon cessation of Consultant’s engagement hereunder, no documents, records or other matter or information belonging to ReWalk, whether prepared by Consultant or otherwise, and relating in any way to the business of ReWalk, shall be taken or kept by Consultant without the written consent of ReWalk.
7.    Non-Competition. Consultant acknowledges that, in the course of his engagement by ReWalk, he will have access to ReWalk’s Confidential Information; and he will be intimately and directly involved in developing and maintaining ReWalk’s goodwill and helping to serve ReWalk’s customers. Accordingly, Consultant agrees that, during his engagement by ReWalk and for a period of one (1) year after Consultant has ceased to be engaged by ReWalk for any reason, Consultant shall not, without prior written consent of ReWalk:
(a) Consultant shall not, without the prior written consent of ReWalk, directly or indirectly engage in, assist or have an interest in (whether as proprietor, partner, investor, stockholder, officer, director or any type of principal), or enter the engagement of or act as an agent for or advisor or consultant to, any person, firm, partnership, association, corporation, business organization, entity or enterprise which is, or is about to become, directly or indirectly engaged in any business which is directly or indirectly competitive with the Company, provided, however, that Consultant may own less than five percent (5%) of the outstanding equity securities of a corporation that is engaged in such a competitive business if the equity securities of such corporation are publicly traded and registered under the Securities Exchange Act of 1934; and

(b) Consultant shall not, without prior written consent of ReWalk:

(i) directly or indirectly solicit or accept any business that provides medical exoskeletons for lower limb disability from any person, company, firm or organization, or any affiliate of the foregoing, which is or was a customer or active prospect of ReWalk, for or on account of any individual, business enterprise, firm, partnership, association or corporation other than ReWalk; or

(ii) directly or indirectly solicit the employment of, entice away, or in any other manner persuade or attempt to persuade to leave ReWalk’s employment, any person employed by ReWalk.

8.    Innovations.

(a) Consultant hereby assigns, transfers and conveys to ReWalk and its successors and assigns the entire right, title, and interest in any and all inventions, processes, procedures, systems, discoveries, designs, configurations, technology, works of authorship, trade secrets and improvements (whether or not they are made, conceived or reduced to practice during working hours or using either of ReWalk’s data or facilities) (collectively, “Innovations”) which Consultant makes, authors, conceives, reduces to practice or otherwise acquires during any period of his engagement by ReWalk (either solely or jointly with others), and which are related to either or both of ReWalk’ present or planned business, ReWalk’s services or products, and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto. The Innovations shall be the sole property of ReWalk and shall at all times be held by Consultant in a fiduciary capacity for the sole benefit of ReWalk.

(b) All such Innovations that consist of works of authorship capable of protection under copyright laws shall be prepared by Consultant as works made for hire, with the understanding that ReWalk shall own all of the exclusive rights to such works of authorship under the United States copyright law and all international copyright conventions and foreign laws. The foregoing notwithstanding, to the extent that any such Innovations is not deemed a work made for hire, Consultant hereby assigns to ReWalk the entire right, title, and interest in such Innovations and any and all patents, copyrights, trademarks, trade names and applications therefor, in the United States and elsewhere, relating thereto.

(c) Consultant shall maintain adequate and current written records of all such Innovations, which shall be available to and remain the sole property of ReWalk at all times. Consultant shall promptly disclose to ReWalk the details of any and all such Innovations and shall provide ReWalk with all information relative thereto. Consultant, without further compensation, shall fully cooperate with and assist ReWalk in obtaining and enforcing for its own benefit patents and copyright registrations on and in respect of such Innovations in all countries in all ways that ReWalk may request, to secure and enjoy the full benefits and advantages of such Innovations, including executing any and all documents that ReWalk deems necessary to obtain, maintain, and/or enforce its rights in such Innovations, and providing any testimony required to obtain, maintain, and/or enforce such Innovations. Consultant agrees, for himself and his heirs, legal representatives and assigns, without further compensation, to execute further assignments and other lawful documents as ReWalk may reasonably request to effectuate fully this assignment. Consultant understands that his obligations under this section shall continue after the termination of Consultant’s engagement by ReWalk.

9.    Injunctive Relief. Consultant acknowledges that the restrictions contained in Sections 6, 7 and 8 above, in view of the nature of the business in which ReWalk is engaged, are reasonable and necessary to protect the legitimate interests of ReWalk. Consultant understands that the remedies at law for his violation of any of the covenants or provisions of Sections 6, 7 and 8 will be inadequate, that such violations will cause irreparable injury within a short period of time, and that ReWalk shall be entitled to preliminary injunctive relief and other injunctive relief against such violation. Such injunctive relief shall be in addition to, and in no way in limitation of, any and all other remedies ReWalk shall have in law and equity for the enforcement of those covenants and provisions.

10.    Representations and Warranties. Consultant represents and warrants that he has the full and unrestricted right and authority to enter into and perform under this Agreement, that entering into and performing under this Agreement does not and shall not breach, violate or conflict with any provision of any agreement or understanding, oral or written, between Consultant and any third party, and that Consultant has not and shall not disclose to ReWalk or any of its employees or contractors any confidential, proprietary or secret information of any third party to whom he is under a duty of confidentiality. Consultant agrees to defend, indemnify and hold harmless ReWalk and its officers, employees, directors, and shareholders for, from and against any and all claims, suits, proceedings, costs, expenses, liabilities and damages that arise or may arise from any breach of any of the foregoing representations and warranties.

11.    Relationship. None of the provisions of this Agreement is intended to create nor will be deemed or construed to create any relationship between Consultant and ReWalk other than that of independent parties contracting with each other hereunder solely for the purposes of effecting the provisions of this Agreement. The parties agree and understand that Consultant is not an employee of ReWalk, and that neither of the parties will be construed to be the agent or representative of the other except with respect to Consultant’s duties and responsibilities under this Agreement.

12.    Amendment. This Agreement represents the entire agreement between the parties with respect to the subject matter thereof and may not be altered, amended or otherwise modified except by a further written agreement of the parties hereto.

13.    Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs, and legal representatives, including any entity with which ReWalk may merge or consolidate or to which it may transfer substantially all of its assets. ReWalk will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ReWalk to assume expressly and agree to perform this Agreement in the same manner and to the same extent that ReWalk would be required if no such succession had taken place.

14.    Notices. All notices and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, registered or certified mail, postage prepaid, return receipt requested, to the party to whom the same is so given to such address as such party shall have specified by notice to the other party hereto.

15.    Severability. The invalidity of all or any part of any section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
16.    Waiver. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent or other breach or violation thereof.

17.    Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts, without reference to its conflicts of laws provisions.

IN WITNESS WHEREOF, the parties hereto, individually or by their duly authorized representatives, have executed and delivered this Agreement to be effective as of the day and year first above written.

REWALK ROBOTICS, INC.

/s/ Judy Kula	By: /s/ Larry J. Jasinski
Witness	Larry J. Jasinski, CEO

CONSULTANT

/s/ Judy Kula	/s/ John V. Hamilton
Witness	John V. Hamilton